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Exhibit 10.4

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made effective as of the 5th day of December, 2002 (the "Commencement Date"), between ETS Payphones, Inc., a Georgia corporation (the "Company"), and Guy A. Longobardo (the "Executive").

INTRODUCTION

        The Company and the Executive desire to enter into an employment agreement embodying the terms and conditions of Executive's employment.

        NOW, THEREFORE, the parties agree as follows:

1.     Definitions

        (a)   "Affiliate" means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.

        (b)   "Applicable Period" means the period of the Executive's employment hereunder and for six (6) months after termination of his employment with the Company.

        (c)   "Area" means the United States of America.

        (d)   "Business of the Company" means the business of the management and operation of payphones, as such business existed on the date of Executive's termination of employment.

        (e)   "Cause" any of the following events which is reasonably determined by the Board of Directors of the Company to have occurred: (i) willful and continued failure (other than such failure resulting from his incapacity during physical or mental illness) by the Executive to substantially perform his duties with the Company or an Affiliate; (ii) conduct by the Executive that amounts to willful misconduct or gross negligence which causes material harm to the Company; (iii) any act by the Executive of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or an Affiliate; (iv) conviction of the Executive for a felony or any other crime involving moral turpitude; or (v) illegal drug use by the Executive.

        (f)    "Change in Control". For purposes of this Agreement, a Change in Control of the Company shall have occurred if (i) any "Person" (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") as modified and used in Sections 13(d) and 14(d) of the Exchange Act) other than (1) the Company or any of its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company's common stock), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 10% of the combined voting power of the Company's then outstanding voting securities;

        (f)    "Company Information" means Confidential Information and Trade Secrets.

        (g)   "Competing Business" means any person, firm, corporation, joint venture or other business entity which is engaged in the Business of the Company (or any aspect thereof) within the Area.

        (h)   "Confidential Information" means data and information relating to the Business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through its relationship to the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. The provisions in this Agreement restricting the use of Confidential Information shall survive for a period of one (1) year following termination of this Agreement.

        (i)    "Disability" means a physical or mental condition which prevents Executive from performing the regular duties of his employment for any period in excess of the period of short-term disability or salary continuation under the Company's short-term disability plan or policy, or if none, a continuous period of three months or an aggregate of three months in any twelve month period.

        (j)    "Good Reason" means the occurrence of any of the following events which is not corrected by the Company within thirty (30) days after the Executive's written notice to the Company of the same: (i) the nature of Executive's duties or the scope of his responsibilities are materially modified without the Executive's written consent; (ii) the Executive is required to report to a different position without the Executive's written consent; (iii) the Executive is no longer on the Board of Directors, unless the Executive consents to his ceasing to serve on the Board of Directors; or (iv) a material breach of the Agreement by the Company.

Additionally, for purposes of Section 4(c), if Executive terminates his employment within 30 days of a Change in Control, it shall be considered a termination for Good Reason.

        (k)   "Invention" means any discovery, whether or not patentable, including, but not limited to, any useful process, method, formula, technique, machine, manufacture, composition of matter, algorithm or computer program, as well as improvements thereto, which is new or which Executive has a reasonable basis to believe may be new. The definition of "Invention" under this Agreement is not limited to the definition of that term under the United States patent laws.

        (k)   "Subject Invention" means any Invention which is conceived by or first practiced by Executive, whether alone or in a joint effort with others, during Executive's employment by the Company, whether prior to or following execution of this Agreement, which (i) may be reasonably expected to be used in a product of the Company or a product similar to a Company product; (ii) results from work that Executive has been assigned as part of Executive's duties as an employee of the Company; (iii) is in an area of technology which is the same as or substantially related to the areas of technology with which Executive is involved in the performance of Executive's duties as an employee of the Company; or (iv) is useful, or which Executive reasonably expects may be useful, in any manufacturing or product design process of the Company.

        (l)    "Trade Secrets" means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        (m)  "Work" means a copyrightable work of authorship, including without limitation, any technical descriptions for products, user's guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials.

2.     Terms and Conditions of Employment.

        (a)   Employment. The Company hereby employs the Executive as its President and Chief Executive Officer and the Executive accepts employment with the Company subject to the terms and conditions hereof. The Executive shall have such authority and responsibilities and perform such duties as shall be assigned to the Executive from time to time by the Board of Directors of the Company.

        (b)   Exclusivity. Throughout the Executive's employment hereunder, the Executive shall devote substantially all the Executive's time, energy and skill during regular business hours to the performance of the duties of the Executive's employment (vacations and reasonable absences due to illness excepted), shall faithfully and industriously perform such duties, and shall diligently follow and implement all management policies and decisions of the Company.

3.     Compensation.

        (a)   Base Salary. In consideration for the Executive's services hereunder, the Company shall pay to the Executive an initial annual base salary in the amount of $360,000 Executive's annual base salary shall be reviewed at least annually by the Company, and the Company may increase the Executive's annual base salary in its discretion. The Company shall pay annual base salary in accordance with the normal payroll payment practices of the Company and subject to such deductions and withholdings as law or policies of the Company, from time to time in effect, require.

        (b)   Annual Bonus. In addition to the annual base salary payable under Section 3(a) hereof, the Executive shall be entitled to an annual bonus for each fiscal year of the Company beginning on or after January 1, 2003 in an amount determined by the Board of Directors of the Company. Notwithstanding the foregoing, Executive shall be entitled, upon the confirmation of the Company's plan of reorganization, to any success bonus established by Executive's compensation agreement with the Company's creditors.

        (c)   Benefits. In addition to the annual base salary, bonus, and other benefits payable to the Executive hereunder, the Executive shall be entitled to such benefits as currently exist for executives of the Company.

        (d)   Expenses. The Executive shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for reasonable and necessary expenses incurred by the Executive in connection with the performance of the Executive's duties of employment hereunder; provided, however, the Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

        (e)   In addition to those benefits described in Section 3(c) above, Executive shall be entitled to the following:

            (i)  A housing allowance in substantially the same amount as Executive is receiving on the Commencement Date.

           (ii)  A monthly car allowance or a car provided by the Company for the Executive's exclusive use and reimbursement of expenses related thereto, on substantially the same terms as Executive is being provided on the Commencement Date.

4.     Term, Termination and Termination Payments.

        (a)   Term. The term of this Agreement (the "Term") shall commence as of the Commencement Date of this Agreement and shall end on the first anniversary of the Commencement Date; provided, however, that the Term may be renewed if the Executive and Company agree.

        (b)   Termination. This Agreement and the Executive's employment by the Company hereunder may only be terminated (i) by mutual agreement of the Executive and the Company; (ii) by the Executive upon not less than one month's prior notice to the Company; (iii) by the Company without Cause; (iv) by the Company for Cause; or (v) upon expiration of the Term. This Agreement shall also terminate immediately upon the death or the Disability of the Executive. Notice of termination by either the Company or the Executive shall be given in writing and shall specify the basis for termination and the effective date of termination.

        (c)   Effect of Termination. Upon termination of this Agreement and the Executive's employment hereunder, the Company shall have no further obligation to the Executive or the Executive's estate with respect to this Agreement, except for payment of salary and bonus amounts, if any, accrued pursuant to Section 3(a) or 3(b) hereof and unpaid at the date of termination; provided, however, that if the Company terminates the Executive's employment without Cause during the Term or if the Executive terminates his employment for Good Reason during the Term, the Company shall pay the Executive a lump sum equal to his base salary for six (6) months based on the Executive's base salary as of the date of termination and shall continue medical insurance for the Executive and his dependents on the same terms as exist on the date of termination for six (6) months following the date of termination after that six (6) month period, Executive shall be entitled to elect eighteen months of continuation coverage under COBRA. Nothing contained herein shall limit or impinge any other rights or remedies of the Company or the Executive under any other agreement or plan to which the Executive is a party or of which the Executive is a beneficiary.

        (d)   Survival. The covenants of the Executive in Sections 5, 6, 7, and 8 hereof shall survive the termination of this Agreement and the Executive's employment hereunder and shall not be extinguished thereby.

5.     Agreement Not to Compete and Not to Solicit Customers.

        The Executive agrees that commencing on the Commencement Date and continuing through the Applicable Period, he will not, either directly or indirectly, on the Executive's own behalf or in the service of or on behalf of others, solicit or divert, or attempt to solicit or divert, to a Competing Business, any individual or entity which was an actual or actively sought prospective client, customer of the Company, or distributor of the Company's products or services and with whom the Executive had material contact during the Executive's last 2 year(s) of employment with the Company.

6.     Agreement Not to Solicit Employees.

        The Executive agrees that commencing on the Commencement Date and continuing through the Applicable Period, he will not, either directly or indirectly, on the Executive's own behalf or in the service of or on behalf of others, solicit, divert or attempt to solicit, divert, to any Competing Business in the Area any person employed by the Company or an Affiliate, whether or not such employee is a full-time employee or a temporary employee of the Company or an Affiliate and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

7.     Ownership and Protection of Proprietary Information.

        (a)   Confidentiality. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned to him by the Company, the Executive will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

        (b)   Return of Company Property. Upon request by the Company, and in any event upon termination of the employment of the Executive with the Company for any reason, the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive's custody, control or possession.

        (c)   Survival. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Executive prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue and be maintained by the Executive for a period of one (1) year following the termination of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by the Executive following termination of this Agreement for so long as permitted by the Georgia Trade Secrets Act of 1990, O.C.G.A. § 10-1-760, et seq.

8.     Inventions.

        (a)   Executive agrees that all Subject Inventions and all patent and other intellectual property and trade secret rights in and to Subject Inventions will become the property of the Company, and Executive hereby irrevocably assigns to the Company all of Executive's rights to all Subject Inventions.

        (b)   Executive agrees that if Executive has conceived or reduced to practice or if Executive conceives or reduces to practice an Invention during the term of Executive's employment with the Company, Executive will promptly provide a written description of the Invention and all other requested information to the Company adequate to allow evaluation for a determination as to whether the Invention is a Subject Invention.

        (c)   If, upon commencement of Executive's employment with the Company, Executive has previously conceived any Invention or acquired any ownership interest in any Invention, which: (i) is Executive's property, or of which Executive is a joint owner with another person or company; (ii) is not described in any issued patent as of the commencement of Executive's employment with the Company; and (iii) would be a Subject Invention if such Invention was made while a Company employee; then Executive must provide the Company with a written description of the Invention on Exhibit A, in which case the written description (but no rights to the Invention) shall become the property of the Company; or (ii) provide the Company with the license described in Section 8(d) of this Agreement.

        (d)   If Executive has previously conceived or acquired any ownership interest in an Invention described above in Section 8(c) and Executive elects not to disclose the same to the Company as provided above, then Executive hereby grants to the Company a nonexclusive, paid up, royalty-free license to use and practice the Invention, including a license under all patents to issue in any country which pertain to the Invention.

        (e)   Executive owns no patents, either individually or jointly with others, except those described on Exhibit A.

9.     Patent Applications.

        (a)   Executive agrees that should the Company elect to file an application for patent protection, whether in the United States or in any foreign country, on a Subject Invention of which Executive was an inventor, Executive will execute all necessary documentation relating to the patent applications, including formal assignments to the Company.

        (b)   Executive further agrees that Executive will cooperate with attorneys or other persons designated by the Company by explaining the nature of any Subject Invention for which the Company elects to file an application for patent protection, reviewing applications and other papers and providing any other cooperation required for prosecution of the patent applications. The Company will be responsible for all expenses incurred for the preparation and prosecution of all patent applications on Subject Inventions assigned to the Company.

10.   Copyrights.

        (a)   Executive agrees that any Works created by Executive in the course of Executive's duties as an employee of the Company are subject to the "Work for Hire" provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. All right, title and interest to copyrights in all Works that have been or will be prepared by Executive within the scope of Executive's employment with the Company will be the property of the Company. Executive acknowledges and agrees that, to the extent the provisions of Title 17 of the United States Code do not vest in the Company the copyrights to any Works, Executive hereby assigns to the Company all right, title and interest to copyrights which Executive may have in the Works.

        (b)   Executive must disclose to the Company all Works referred to in Section 10(a) and will execute and deliver all applications, registrations, and documents relating to the copyrights to the Works and will provide assistance to secure the Company's title to the copyrights in the Works. The Company will be responsible for all expenses incurred in connection with the registration of all such copyrights that it decides to register.

        (c)   Executive has no ownership rights in any Works except those described on Exhibit A.

11.   Contracts or Other Agreements with Former Employer or Business.

        The Executive hereby represents and warrants that he is not subject to any employment agreement or similar document, except as previously disclosed and delivered to the Company, with a former employer or any business with which the Executive has been associated, which on its face prohibits the Executive during a period of time which extends through the Commencement Date from any of the following: (i) competing with, or in any way participating in a business which competes with the Executive's former employer or business; (ii) soliciting personnel of such former employer or business to leave such former employer's employment or to leave such business; or (iii) soliciting customers of such former employer or business on behalf of another business.

12.   Remedies.

        The Executive agrees that the covenants and agreements contained in Sections 5, 6, 7 and 8 hereof are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Company and the Business of the Company; that the Company is engaged in and throughout the Area in the Business of the Company; that irreparable loss and damage will be suffered by the Company should the Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, the Company shall be entitled to specific performance of this Agreement and to both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements.

13.   No Set-Off.

        The existence of any claim, demand, action or cause of action by the Executive against the Company, or any Affiliate of the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.

14.   Notice.

        All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

If to the Company:	ETS Payphones, Inc. Suite G 1490 Westfork Drive Lithia Springs, Georgia 30122
With a copy to:	Shannon Lowry Nagle, Esq. Powell, Goldstein, Frazer & Murphy LLP 191 Peachtree Street, N.E. Sixteenth Floor Atlanta, Georgia 30303-1740
If to the Executive:	Guy A. Longobardo

Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date thereof.

15.   Miscellaneous.

        (a)   Assignment. This Agreement will be binding on the assignees of the Company and may be assigned by the Company to any Affiliate, legal successor to the Company or an Affiliate, or to an entity which purchases all or substantially all of the assets of the Company or an Affiliate. Otherwise, neither this Agreement nor any right of the parties hereunder may be assigned or delegated by any party hereto without the prior written consent of the other party. In the event the Company assigns this Agreement as permitted by this Agreement, the "Company" as defined herein will refer to the assignee and the Executive will not be deemed to have terminated employment hereunder until the Executive terminates employment from the assignee.

        (b)   Waiver. The waiver by the Company of any breach of this Agreement by the Executive shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

        (c)   Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia. The parties agree that any appropriate state or federal court located in Fulton County, Georgia shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

        (d)   Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements.

        (e)   Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

        (f)    Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

        (g)   Captions and Section Headings. Except as set forth in Section 1 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

        IN WITNESS WHEREOF, the Company and the Executive have each executed and delivered this Agreement as of the date first shown above.

COMPANY:
By:

Title:
[CORPORATE SEAL]
EMPLOYEE:
Guy A. Longobardo

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EMPLOYMENT AGREEMENT